Dreyfus
A BNY Mellon Company™

March 12, 2010

Dreyfus Discovery Fund

(A Series of Dreyfus Funds, Inc.)

We are writing to follow-up on proxy materials that were previously mailed to you regarding the Special Meeting of Shareholders of Dreyfus Discovery Fund (the "Fund") and to notify you that the Special Meeting of Shareholders of the Fund has been adjourned to March 26, 2010. Our records indicate that we have not received your vote on the important proposal affecting your investment in the Fund. We urge you to act promptly and vote your shares.

PLEASE VOTE TODAY!

You may think your vote is not important, but your participation is critical, so please vote immediately. With the adjournment of the meeting until March 26th, you still have time to cast your vote. You and all other Fund shareholders will benefit from your cooperation.

After careful review, the Fund's Board of Directors has unanimously recommended a vote "FOR" the proposal to approve an Agreement and Plan of Reorganization as detailed in your prospectus/proxy statement. A copy of the prospectus/proxy statement is available on the Fund's website at http://www.dreyfus.com or by calling the toll free number shown below.

1-866-586-0512

Although the response thus far has been very favorable, not enough votes have been cast to meet the necessary requirements.

Voting is

very important

Please vote now to be sure your vote is received in time for the Fund's

Special Meeting of Shareholders

which has been adjourned until

March 26, 2010

Voting takes only a few minutes.

Thank you for participation in this important matter.

DREYFUS has made it very easy for you to vote. Choose one of the following methods:

- **Speak** to a live Proxy Specialist by calling the number above. We can answer your questions and record your vote. (Open: M-F 9:30am – 9pm, Sat 10am – 6pm ET)
- **Log on** to the website noted on your proxy card and enter your control number printed on the card, and vote by following the on-screen prompts.
- **Call** the phone number on the proxy card and enter the control number printed on the card and follow the touchtone prompts.
- **Mail** in your signed proxy card in the envelope provided.